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Preston Romm
CFO, EVP of Finance, Operations and Administration
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OBAGI MEDICAL PRODUCTS APPOINTS ALBERT F. HUMMEL PRESIDENT AND CEO

LONG BEACH, Calif.—April 21, 2011—Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today announced that Albert F. Hummel has been appointed the Company’s President and Chief Executive Officer. Mr. Hummel had been serving as interim President and Chief Executive Officer since October, 2010,and has served on the Company’s Board of Directors since 2005.

“We’re delighted to announce Mr. Hummel’s appointment as our President and Chief Executive Officer,” said Board Chairman Albert J. Fitzgibbons. “Al is a proven manager and seasoned executive with extensive experience in pharmaceuticals and dermatology. He is the ideal leader to help shape Obagi’s long-term strategic direction and further position the Company for the next level of growth.  We are particularly pleased with the Company’s progress these past six months under Al’s leadership in terms of both strategic vision and operational direction.”

Mr. Hummel has nearly 40 years of diverse business and capital markets experience. He has served as Chief Executive Officer and a Director of Cobrek Pharmaceuticals, Inc., a privately-held pharmaceutical product development company, since 1998. Although he will retain these positions over the near term, he will be devoted full-time to his duties at Obagi Medical Products.

From 1994 until 1998, Mr. Hummel was co-founder and a general partner of Affordable Residential Communities LLC. Since 1986, he has served as a director of Watson Pharmaceuticals Inc. and was its Chief Financial Officer from 1991 through 1994. Mr. Hummel was co-founder of Bradley Hummel Inc., a NYSE firm, and began his career at Merrill Lynch & Co. in 1970 as a member of the investment banking group.

“The chance to serve as chief executive of Obagi at this stage of its growth and development is an incredible opportunity,” said Mr. Hummel. “Obagi’s products and brand are invaluable assets and I look forward to leading the company as we continue to grow our market presence and leadership position in the physician-dispensed channel.  The Obagi franchise is built on scientifically based products with proven efficacy that have transformed the lives of countless people. ”

Mr Hummel continued:  “Obagi has created a unique and powerful distribution channel for its products. This channel is essential to the Company’s future strategy as we expand the  market opportunities for our products.  We have implemented and continue to develop a number of customer and consumer engagement initiatives designed to protect the channel and further promote brand awareness.”

About Obagi Medical Products, Inc.

Obagi Medical Products is a specialty pharmaceutical company that develops, markets and sells, and is a leading provider of, proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispensed market. Using its Penetrating Therapeutics technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier to treat some of the most common and visible skin conditions in adults including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, rosacea, and soft tissue deficits, such as fine lines and wrinkles. The history of Obagi Medical's skin care product introductions is as follows: Obagi Nu-Derm®, Obagi-C® Rx (a prescription-strength vitamin C and hydroquinone system), Obagi® Professional-C (a line of highly stable vitamin C serums), Obagi Condition & Enhance® for use with cosmetic procedures to enhance patient outcomes and satisfaction, Obagi ELASTIderm® eye treatment, Obagi CLENZIderm M.D. acne therapeutic system, a formulation of Obagi CLENZIderm M.D. Systems for normal to dry skin, Obagi ELASTIderm® Decolletage System, Obagi Rosaclear® System, Obagi ELASTILash™ Eyelash Solution, Obagi Blue Peel RADIANCE™, and Nu-Derm Sunshield™ SPF 50. Visit www.obagi.com for more information.

Forward-Looking Statements

There are forward-looking statements contained in this press release that can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the current condition of, and potential further deterioration in, the global economy.  A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The future results covered by the forward-looking statements may not be achieved. The forward-looking statements in this release speak only as of the date they are made and, except as required by law, Obagi Medical Products does not intend to update this information.

Obagi and the Obagi logo are registered trademarks of Obagi Medical Products and/or its affiliates in the United States, EU and certain other countries.